Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

February 13, 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:          TimberJack Sporting Supplies, Inc.
                                Amendment No. 2 to Form 8-K
File No.:  000-52352

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of Amendment No. 2 to Form 8-K (File No.: 000-52352) of TimberJack Sporting Supplies, Inc. (the “Company”) and have reviewed the same. We agree with the statements made by the Company in the Amendment No. 2.

We consent to the filing of this letter as Exhibit 16.1 to the Amendment No. 2.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada